UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2012 (February 1, 2012)

Gladstone Commercial Corporation

(Exact name of registrant as specified in its chapter)

Maryland	001-33097	02-0681276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2012, Gladstone Commercial Limited Partnership (the “Operating Partnership”), a Delaware limited partnership controlled by Gladstone Commercial Corporation (the “Company”) through its ownership of GCLP Business Trust II, the general partner of the Operating Partnership, adopted an amendment (the “Amendment”) to its First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) and adopted a Schedule (the “Schedule”) to the Partnership Agreement establishing the rights, privileges and preferences of 7.125% Series C Cumulative Term Preferred Units, a newly designated class of limited partnership interests (the “Series C Term Preferred Units”). Collectively, the Amendment and the Schedule provide for the Operating Partnership’s establishment and issuance of an equal number of Series C Term Preferred Units as are issued by the Company in connection with the Company’s previously announced offering of 7.125% Series C Cumulative Term Preferred Stock (the “Series C Term Preferred Stock”) upon the Company’s contribution to the Operating Partnership of the net proceeds of the Series C Term Preferred Stock offering. Generally, the Series C Term Preferred Units provided for under the Amendment and Schedule have preferences, distribution rights, and other provisions substantially equivalent to those of the Company’s Series C Term Preferred Stock. The foregoing descriptions of the Amendment and Schedule are qualified in their entirety by reference to the Amendment and Schedule, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Second Amendment to First Amended and Restated Agreement of Limited Partnership of Gladstone Commercial Limited Partnership.

10.2	Gladstone Commercial Limited Partnership Schedule 4.2(a)(4) to First Amended and Restated Agreement of Limited Partnership: Designation of 7.125% Series C Cumulative Term Preferred Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation (Registrant)

February 3, 2012	By:	/s/ Danielle Jones
(Danielle Jones, Chief Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to First Amended and Restated Agreement of Limited Partnership of Gladstone Commercial Limited Partnership.

10.2	Gladstone Commercial Limited Partnership Schedule 4.2(a)(4) to First Amended and Restated Agreement of Limited Partnership: Designation of 7.125% Series C Cumulative Term Preferred Units.